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                  AREA BANCSHARES CORPORATION AND SUBSIDIARIES
                                   EXHIBIT 11
              STATEMENT RE COMPUTATION OF EARNINGS PER COMMON SHARE


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


                                                           Three Months Ended March 31,

                                                              1998              1997
                                                              ----              ----
Shares of common stock, beginning                          15,576,916        15,514,222
Shares of common stock, ending                             15,630,802        15,708,760

Computation of weighted average number of common and common equivalent shares:

   Common shares outstanding at the beginning
      of the period                                        15,576,916        15,514,222

   Weighted average number of shares issued                    36,271            18,450

   Weighted average number of shares redeemed                    -                8,470

   Weighted average number of Cardinal shares
      owned by Area (inter-company investment)                   -              214,882

   Weighted average of common stock equivalent
      attributable to stock options granted, computed
      under the treasury stock method                         269,961           285,632
                                                          -----------       -----------

   Weighted average number of common and common
      equivalent shares (note 3)                           15,883,148        15,594,952
                                                          ===========       ===========


Earnings and earnings per common and common equivalent shares: (note 3)

   Net income                                             $ 5,871,000       $ 5,200,000

   Earnings per common share-basic                               $.38              $.34
                            -diluted                             $.37              $.34

   Dividends per share                                          $.035              $.03

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